Filed pursuant to Rule 433 | Registration Statement Nos. 333-162219 and
333-162219-01

RBS Exchange Traded Notes

RBS China Trendpilot[] ETN (TCHI)

The RBS China Trendpilot[] Exchange Traded Notes ("RBS ETNs") are unsecured and senior obligations of The Royal Bank of Scotland plc ("RBS plc"), and are fully and unconditionally guaranteed by The Royal Bank of Scotland Group plc ("RBS
Group"). Any payments on the RBS ETNs when they become due at maturity or upon early repurchase or redemption are dependent on the ability of RBS plc and RBS
Group to pay, and are also subject to market risk.

RBS China Trendpilot[] ETNs track the RBS China Trendpilot[] Index (USD) which provides:
Trend-following exposure using an objective and transparent methodology to either the BNY Mellon China Select ADR Total Return Index(SM) or the Cash Rate;
China Exposure in positive trending markets by tracking the BNY Mellon China
Select ADR Total Return Index(SM), the level of which incorporates the reinvestment of any cash dividends paid on its component securities. The RBS
ETNs do not pay interest or dividends; and Cash Rate Exposure in negative trending markets by tracking a notional investment in 3 month U.S. Treasury bills as of the most recent weekly auction.

Illustration of the Trendpilot([]) Index Methodology

Time
The above graph illustrates the operation of the Trendpilot[] Index
Methodology. It does not re[]ect any actual performance of the Benchmark Index or the Index, and is not an indication of how either index may perform in the future. The hypothetical illustration above also does not include any fees, transaction costs or expenses.
If neither of the above conditions is satis[]ed, the trend of the Benchmark
Index will be the same as the trend of the Benchmark Index on the immediately preceeding Index business day. The Index will implement any trend reversal at the open of trading on the second Index business day immediately following the
Index business day on which the Benchmark Index trend switches from positive to negative or from negative to positive, as the case may be.
(1)Benchmark Index Dividend Yield means the sum of the gross dividends paid on the securities comprising the Benchmark Index (which is a total return index)
over the prior 12 months ending 6/29/2012 divided by the closing level of the price return version of the Benchmark Index as of 6/29/2012.
Not FDIC Insured. May Lose Value.

RBS ETN Details

Issuer           The Royal Bank of Scotland plc
---------------- --------------------------------------------
Guarantor        The Royal Bank of Scotland
                 Group plc
---------------- --------------------------------------------
Ticker           TCHI
---------------- --------------------------------------------
Intraday         TCHI.IV
Indicative Value
Ticker
---------------- --------------------------------------------
CUSIP            78009P150
---------------- --------------------------------------------
ISIN             US78009P1509
---------------- --------------------------------------------
Primary          NYSE Arca
Exchange
---------------- --------------------------------------------
Maturity         4/18/2042
---------------- --------------------------------------------
Benchmark        3.29%
Index Dividend
Yield(1)
---------------- --------------------------------------------
Index            RBS China Trendpilot(TM) Index
                 (USD) (Bloomberg
                 symbol: "TPCHINUT Index",
                 which tracks the Benchmark
                 Index or the Cash Rate
                 depending on the relative
                 performance of the Benchmark
                 Index on a simple historical
                 moving average basis.
---------------- --------------------------------------------
Benchmark        BNY Mellon China Select ADR
Index            Total Return Index(SM) (Bloomberg
                 page: "BKTCNT Index")
---------------- --------------------------------------------
Cash Rate        Yield on a hypothetical notional
                 investment in 3-month U.S.
                 Treasury bills as of the most
                 recent weekly auction
---------------- --------------------------------------------
Annual Investor  When the Index is tracking the
Fee              Benchmark Index: 1.10% per
(accrued on a    annum. When the Index is
daily basis)     tracking the Cash Rate: 0.50%
                 per annum.
---------------- --------------------------------------------
Repurchase at    You may offer your RBS ETNs
your option      to RBS plc for repurchase on
                 any business day on or prior to
                 4/10/2042, provided that you
                 offer a minimum of 20,000 RBS
                 ETNs for any single repurchase
                 and follow the procedures
                 described in the pricing
                 supplement.
---------------- --------------------------------------------
Early            We may redeem all of the RBS
redemption at    ETNs at our discretion at any
our option       time on or prior to 4/16/2042.
---------------- --------------------------------------------
Daily            Upon early repurchase or
Redemption       redemption or at maturity, you
Value            will receive a cash payment
                 equal to the daily redemption
                 value per RBS ETN. The daily
                 redemption value on the relevant
                 valuation date will be published
                 on www.rbs.com/etnUS/TCHI*.
---------------- --------------------------------------------
* Information contained on our website is not incorporated by reference in, and should not be considered a part of, this
document.

To []nd out more
Call toll free 855-RBS-ETPS or visit www.rbs.com/etnUS

Top 10 Holdings(2) -- as of 06/30/12

COMPANY                                               (%)
---------------------------------------------------- -----
China Mobile Ltd. (ADS)                              11.31
CNOOC Ltd. (ADS)                                     8.44
PetroChina Co. Ltd. (ADS)                            7.74
China Life Insurance Co. Ltd. (ADS)                  7.02
China Petroleum and Chemical Corp. (ADS)             5.80
Baidu Inc. (ADS)                                     5.61
China Telecom Corp. Ltd. (ADS)                       3.93
China Unicom (Hong Kong) Ltd. (ADS)                  3.78
NetEase Inc. (ADS)                                   3.25
New Oriental Education and Technology Group Inc.(ADS)2.86

Sector Weightings(3) -- as of 06/30/12

SECTOR             (%)
----------------- -----
Energy            24.75
Information
Technology        22.54
Telecommunication
Services          19.03
Consumer
Discretionary     10.96
Financials        8.03
Industrials       4.48
Health Care       4.23
Materials         3.45
Utilities         2.54

(2)Source: BNY Mellon([R])
(3)Based on standard industry classi[]cations

The Benchmark Index includes depositary receipts, which are quoted and traded in U.S. dollars on The New York Stock Exchange (NYSE), The NYSE Amex and The
NASDAQ Stock Market (NASDAQ). Each depositary receipt generally represents an ownership interest in shares (or fractions of a share) of an underlying stock that may be quoted and traded in its local jurisdiction in a foreign currency.
Depositary receipts are included in the Benchmark Index based, among other things, on their market capitalization and liquidity.

CERTAIN RISK CONSIDERATIONS: The RBS ETNs involve risks not associated with an investment in conventional debt securities, including a possible loss of some or all of your investment. The level of the Index must increase by an amount suf[]cient to offset the aggregate investor fee applicable to the RBS ETNs in order for you to receive at least the principal amount of your investment back at maturity or upon early repurchase or redemption. The Index may underperform the Benchmark Index, and is expected to perform poorly in volatile markets. The
RBS ETNs involve risks associated with an investment in emerging markets, as well as currency exchange risk. Liquidity of the market for RBS ETNs may vary over time. The RBS ETNs are not principal protected and do not pay interest.
Any payment on the RBS ETNs is subject to the ability of RBS plc, as the issuer, and RBS Group, as the guarantor, to pay their respective obligations when they become due. You should carefully consider whether the RBS ETNs are suited to your particular circumstances before you decide to purchase them. We urge you to consult with your investment, legal, accounting, tax and other advisors with respect to any investment in the RBS ETNs.
The RBS ETNs are not suitable for all investors. You should carefully read the relevant pricing supplement and prospectus, including the more detailed explanation of the risks involved in any investment in the RBS ETNs as described in the "Risk Factors" section of the pricing supplement, before investing.
IMPORTANT INFORMATION: RBS plc and RBS Group have []led a registration statement (including a prospectus) with the U.S. Securities and Exchange
Commission (SEC) for the offering of RBS ETNs to which this communication relates. Before you invest in any RBS ETNs, you should read the prospectus in that registration statement and other documents that have been []led by RBS plc and RBS Group with the SEC for more complete information about RBS plc and RBS
Group, and the offering. You may get these documents for free by visiting EDGAR on the SEC's web site at www.sec.gov. Alternatively, RBS plc, RBS Securities
Inc. (RBSSI) or any dealer participating in the offering will arrange to send you the prospectus and the pricing supplement at no charge if you request it by calling 1-855-RBS-ETPS (toll-free).
BNY Mellon is a corporate brand of The Bank of New York Mellon Corporation and may be used as a generic term to reference the corporation as a whole or its various subsidiaries. BNY Mellon and BNY Mellon ADR Indices and BNY Mellon DR
Indices are service marks owned by The Bank of New York Mellon Corporation.
This information is provided for general purposes only and is not investment advice. We provide no advice nor recommendations or endorsement with respect to any company, security or products based on any index licensed by BNY Mellon, and we make no representation regarding the advisability of investing in the same. BNY Mellon's Depositary Receipt business is conducted through BNY Mellon.

BNY Mellon does not guarantee the accuracy, timeliness and/or completeness of
BNY Mellon ADR Indices and BNY Mellon DR Indices, or any associated indices, or any data included therein, and BNY Mellon shall have no liability for any errors, omissions, or interruptions therein. BNY Mellon makes no express or implied warranties, and expressly disclaims all warranties of merchantability or []tness for a particular purpose or use with respect to BNY Mellon ADR
Indices and BNY Mellon DR Indices or any associated indices, or any data included therein, or any materials derived from such data. Without limiting any of the foregoing, in no event shall the company have any liability for any special, punitive, indirect, or consequential damages (including lost pro[]ts), even if noti[]ed of the possibility of such damages. For the full disclaimer please see the pricing supplement relating to the notes that RBS plc and RBS
Group []led with the SEC.
RBS China Trendpilot[] Index is maintained and calculated by Dow Jones Indexes, the marketing name and a licensed trademark of CME Group Index Services LLC.
"Dow Jones Indexes" is a service mark of Dow Jones Trademark Holdings LLC ("Dow
Jones"). The RBS China Trendpilot[] ETNs are not sponsored, endorsed, sold or promoted by CME Indexes, Dow Jones or their respective af[]liates, and CME
Indexes, Dow Jones and their respective af[]liates make no representation regarding the advisability of investing in the RBS ETNs.

Copyright [C] 2012 RBS Securities Inc. All rights reserved. RBS Securities
Inc., a U.S. registered broker-dealer, member of FINRA and SIPC, is an indirect wholly-owned subsidiary of The Royal Bank of Scotland plc.

www.rbs.com/etnUS | TOLL FREE: 855-RBS-ETPS | Not FDIC Insured. May Lose Value.
Dated July 3, 2012